Exhibit 99.1

Company Contacts:	Investor Contact:
Angela Cincotta	Sharon Merrill
(978) 656-3594	(617) 542-5300
acincotta@trcsolutions.com	trr@investorrelations.com

Catherine Stanley
(978) 656-3538
cstanley@trcsolutions.com

TRC Acquires Utility Support Systems, Inc.

Acquisition Strengthens TRC's Position in Distribution Engineering Market

LOWELL, MASS. - July 22, 2013 -- TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting and construction management services to the energy, environmental and infrastructure markets, today announced that it has acquired Georgia-based Utility Support Systems, Inc. (USS), a professional engineering company primarily supporting the power/utility market. Financial terms of the agreement were not disclosed. USS reported net revenues of $11.5 million in 2012. TRC expects the transaction to be earnings accretive in fiscal 2014.

“The acquisition of USS adds critical mass to TRC's fast-growing distribution engineering and emergency response practices and expands our footprint in the key southeast and Texas regions,” said TRC Chairman and Chief Executive Officer Chris Vincze. “Acquiring USS significantly increases our technological capability with highly trained and seasoned engineers to better meet the increasing demands of our utility customers. With approximately 280 employees, USS is one of the top providers of distribution engineering services and storm response in the southeast and southwest markets and has established relationships with several large power customers that are new to TRC. This acquisition demonstrates the continued execution of our strategy to expand TRC's energy engineering capabilities and further supports our cross-selling efforts in the growth of our total Environmental and Energy businesses.”

Utility Support Systems Founder and President Cathy Arnett said, “Joining forces with a larger firm like TRC will provide USS with the support necessary to accommodate increasing demand as the market for emergency response services continues to grow across the country. TRC is a great cultural fit for us and we

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.1

are excited about the new opportunities that will be created for our employees. In addition, our customers will benefit from TRC's extensive suite of service offerings. Together, we are now one of the largest distribution engineering service providers in the nation.”

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow TRC on Twitter at @TRC_Companies and on LinkedIn.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC's future expectations, contain projections of the Company's future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the uncertainty of TRC's operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC's services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; the availability and adequacy of insurance; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC's Annual Report on Form 10-K for the fiscal year ended June 30,

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

2012, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995